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                     January 29, 2024

       Jeremy Brooks
       Chief Accounting Officer
       Williams-Sonoma, Inc.
       3250 Van Ness Avenue
       San Francisco, CA 94109

                                                        Re: Williams-Sonoma,
Inc.
                                                            Form 10-K for
Fiscal Year Ended January 29, 2023
                                                            File No. 001-14077

       Dear Jeremy Brooks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services